Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Pamela Fink
203 356 1318 ext. 7454
pfink@mxenergy.com

MXENERGY ENTERS TEXAS MARKET FOLLOWING AGREEMENT WITH
VANTAGE POWER SERVICES

Stamford, Conn., May 17, 2007 –MXenergy and Vantage Power Services, L.P. have completed a transaction that transfers Vantage’s power customers in Texas to MXenergy. MXenergy will begin supplying power to Vantage’s nearly 2,500 former residential and commercial service locations on May 17, 2007.

No action is required from customers in order to transition their electricity service from Vantage to MXenergy, and all contracts will be honored in full. Vantage customers will continue to receive reliable and uninterrupted service with superior customer service standards during the transition.

"MXenergy is very excited to enter the Texas deregulated power market, where we believe we can offer a truly differentiated product to customers," said Jeffrey Mayer, president and CEO of MXenergy.

Nearly all of the Vantage employees will join the MXenergy team and relocate to its Houston office following a brief transition period. Together, the newly formed team will put considerable marketing resources into growing MXenergy’s residential and commercial customer base in the state.

"As one of North America’s largest natural gas and electricity suppliers, MXenergy is well-equipped to serve our customers with the same high standards they have come to expect," said T. Pat Harrison, president of Vantage Power Services. "We look forward to working together to provide Texas residents and businesses with solutions to serve their energy needs for years to come."

About MXenergy

MXenergy is one of the fastest growing retail natural gas and electricity suppliers in the country, serving approximately 500,000 customers in 36 utility territories in the United States and Canada. Founded in 1999 to provide natural gas and electricity to consumers in deregulated energy markets, MXenergy helps residential customers and small- and mid-market business owners control their energy bills by providing both fixed and variable rate plans. For more information, contact MXenergy customer care at 800.456.0565 or online at www.mxenergy.com.

Forward Looking Statements

The statements in this press release that are not historical facts are forward-looking statements that are subject to material risks and uncertainties. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors. These risks and uncertainties include, but are not limited to, our future performance generally; our business goals, strategy, plans, objectives and intentions; our integration of the assets we acquired from Shell Energy Services Company, L.L.C. in August 2006; expectations concerning future operations, margins, profitability, attrition, bad debt, interest rates, liquidity and capital resources; and expectations regarding the effectiveness of our hedging practices and the performance of suppliers, pipelines and transmission companies, storage operators, independent system operators, and other counterparties supplying, transporting, and storing physical commodity. MXenergy does not undertake to update any forward-looking statements in this press release or with respect to matters described herein.

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